Form F-1 | Greifenberg Digital Limited

Exhibit 10.4

AGREEMENT FOR WEB SITE DESIGN AND DEVELOPMENT SERVICES

This Agreement for Web Site Design and Development Services ("Agreement") is made and entered into as of 7 August 2021 ("Effective Date"), between Greifenberg Capital Limited ("Greifenberg") a Hong Kong corporation, having offices at Suite 801 Siu On Center, 188 Lockhart Road, Wanchai, Hong Kong, and Arpa Infinity Limited ("Arpa"), a Hong Kong corporation, having offices at Room 15, 6/F, Nan Fung Commercial Centre, 19 Lam Lok Street, Kowloon Bay, Hong Kong.

Whereas Greifenberg is engaged in the provision of financial analytical research using its proprietary certain financial models to be disseminated on its website at www.greifenbergcapital.com This website will be the subscribers portal to receive the proprietary financial analytical data taking stream of fixed income data and translating it in our financial model to grade the fixed income instruments.

Whereas, Arpa is a consultancy firm specializing on IT development including systems development for website and online applications. Arpa maintains a team of experienced core developers and programmers that have built website for financial, art and real estate industries. Arpa also provides online marketing for its clients.

Whereas, Greifenberg wishes to engage Arpa to develop the Greifenberg website and the back end online operating system, and Arpa agrees to perform such website and online development under the terms and conditions of this Agreement.

1.        DEFINITIONS.

a.	"GCL Application" or "the Application" shall mean an Internet application created for GCL in accordance with the Specifications (including source codes) that provides an analytical financial analysis platform/website on the Internet for customers.
b.	"GCL Materials" shall mean formulas, data, or pictures used in GCL Application.
c.	"Specifications" shall mean the specifications for the GCL Application as set forth in Exhibit 1.
d.	"Affiliate" of a party shall mean an entity directly or indirectly controlling, controlled by or under common control with that party where control means the ownership or control, directly or indirectly, of more than fifty percent (50%) of all of the voting power of the shares (or other securities or rights) entitled to vote for the election of directors or other governing authority, as of the date of this Agreement or hereafter during the term of this Agreement; provided that such entity shall be considered an Affiliate only for the time during which such control exists. GCL may extend the benefits granted in this Agreement to its Affiliates (for so long as they remain Affiliates), provided that all such Affiliates become bound in writing (for Arpa's benefit) to GCL's obligations under this Agreement and that GCL assumes full responsibility for compliance by such Affiliates with such obligations.

2.        SCOPE OF SERVICES.

Arpa shall use reasonable efforts to provide, under the provisions of this Agreement, the services that are mutually agreed upon and described on Exhibit 1 (Project Description/Scope of Work). GCL understands that the Application is intended to work with certain GCL Materials and that Arpa's performance is dependent on GCL's delivery of such GCL Materials. Accordingly, GCL will provide Arpa with such GCL Materials and other requested assistance in accordance with the agreed timetable and any dates or time periods relevant to performance by Arpa hereunder shall be appropriately and equitably extended to account for any delays due to GCL. Subject to the above, Arpa shall use commercially reasonable efforts to adhere to the deadlines set forth in Exhibit 1.

3.        EXHIBITS.

Exhibits are numbered for identification and include a complete description of services to be performed, deliverables or other materials to be produced, the schedule for completion of each of the foregoing, the applicable fixed charges, and any additional terms the parties mutually agree to include. GCL may extend the benefits granted in this Agreement to its Affiliates (for so long as they remain Affiliates), provided that all such Affiliates become bound in writing (for Arpa's benefit) to GCL's obligations under this Agreement and that GCL assumes full responsibility for compliance by such Affiliates with such obligations.

4.        WORK POLICY/PERSONNEL.

a.	Each party will designate a Project Manager to serve as the main contact between them. The scope and specific conduct of Arpa's services, not outlined in an Exhibit, must be coordinated with GCL's Project Manager at all times. Arpa shall also use commercially reasonable efforts to coordinate such efforts with GCL's designated Project Manager. Arpa will use its reasonable efforts to ensure the continuity of Arpa's employees assigned to perform services hereunder.
b.	On a periodic basis, Arpa will submit written status reports describing its activities during the preceding period, including: the current status of activities (with an explanatory narrative when appropriate). The precise content and format of the status report shall be determined by the parties subsequent to the execution of this Agreement. Upon reasonable request and at GCL's expense, Arpa will meet with GCL management to review the status of Arpa's activities.
c.	Arpa personnel will use reasonable efforts to observe and comply with GCL's reasonable and standard security procedures, rules, regulations and policies, when working at GCL's site. Arpa will use its reasonable efforts to minimize any disruption to GCL's normal business operations at all times. If necessary, GCL will only provide working space, resources and materials to Arpa. If any Arpa employee performing services on the GCL site is found to be reasonably unacceptable to GCL for any reason, GCL shall be the sole judge as to acceptability of behavior on its site. Unless otherwise agreed to in writing, neither party will solicit the employment of the other party's personnel during the term of this Agreement and for a period of six (6) months thereafter.
d.	Arpa agrees and represents that it is an independent contractor and its personnel are not GCL's agents or employees for tax purposes or any other purposes whatsoever, and are not entitled to any GCL employee benefits. Arpa assumes sole and full responsibility for their acts and Arpa and its personnel have no authority to make commitments or enter into contracts on behalf of, bind or otherwise obligate GCL in any manner whatsoever. Arpa, and not GCL, is solely responsible for the compensation of personnel assigned to perform services hereunder, and payment of worker's compensation, disability and other income and other similar benefits, unemployment and other similar insurance and for withholding income and other taxes and social security.

5.        ACCEPTANCE.

The GCL Application shall be subject to a verification of acceptability by GCL to ensure that it substantially conforms to the Specifications. If the Application fails to substantially conform to the applicable Specifications, GCL shall notify Arpa, within ten (10) business days after receiving the Application, specifying such failures in sufficient detail to allow Arpa to reproduce/re-develop them, and Arpa will, at no additional cost, use commercially reasonable efforts to conform the Application to the Specifications and the acceptance/rejection/correction provisions above shall be reapplied; provided that upon the fifth or any subsequent rejection, either party may at any time thereafter, at its option and without obligation or liability of any kind, terminate this Agreement. In addition, Arpa warrants and represents that it will use commercially reasonable efforts to replace or repair any defect, malfunction or problem caused by a failure to conform to the Specifications for a period of one (1) year from the date of delivery of the Application.

6.        OWNERSHIP.

a.	As between the parties, GCL exclusively shall have all intellectual rights, title and interest (including all patent rights, copyrights, trade secret rights, mask work rights and other rights throughout the world (collectively "Intellectual Property Rights")) in the GCL Materials and the portion of the Application specifically and exclusively relevant to GCL products ("GCL Inventions"). Except as necessary to perform its obligations under this Agreement, Arpa will have no right or license in the foregoing.
b.	The parties hereby make any assignments necessary to accomplish the foregoing ownership provisions. Each party has and will have appropriate agreements with all such employees and contractors necessary to fully effect the provisions of this Section 6.

A party being assigned any proprietary right under this Agreement will have the exclusive right to, and, at such party's expense, the assigning party agrees to assist such party in every proper way (including, without limitation, becoming a nominal party) to, evidence, record and perfect the assignment and to apply for and obtain recordation of and from time to time enforce, maintain and defend such proprietary right.

d.	GCL shall be granted a royalty free license to Arpa intellectual property rights incorporated into the Application to the extent necessary to use the Application as contemplated by this Agreement.
e.	GCL further acknowledges that nothing herein shall be construed to restrict, impair or deprive Arpa of any of its rights or proprietary interest in technology or products that existed prior to and independent of the performance of services or provision of materials under this Agreement. In addition, nothing in this Agreement or otherwise shall be construed to prevent Arpa from using general know-how, expertise, skill and understanding possessed prior to or gained during the course of performing services hereunder.

7.	TRADEMARKS.

Except for the approved creation, production and publication of the subject matter of the Agreement, Arpa shall not use the trade names, trademarks, service marks, logos, or any other proprietary designations of GCL without GCL's prior written consent.

8.	INTELLECTUAL PROPERTY LICENSE.
a.	GCL hereby grants Arpa a worldwide, nonsublicensable, nontransferable license to modify, adapt, and prepare derivative works of the GCL Materials, or have its contractors do so on its behalf, as necessary to develop the Application or any additional work requested by GCL as provided herein and for no other purpose.

9.        REPRESENTATIONS AND COVENANTS.

a.	Arpa warrants that the Services provided by it as described in this Agreement will be of professional quality conforming to generally accepted practices governing the development and design of web sites.
b.	Arpa further warrants, covenants and represents that, in its performance hereunder, that it shall not knowingly introduce, through data transmission, any virus, worm, trap, trap door, back door, any contaminant, or disabling devices, including, but not limited to, timer, clock, counter, or other limiting routings, codes, commands, or instructions intended to damage or disable the software used by GCL, or other GCL information, or other GCL property other than in accordance with the specifications ("Harmful Code"). In the event that Arpa introduces Harmful Code, then, as GCL's sole and exclusive remedy, Arpa shall at no cost to GCL use reasonable efforts to provide and install a new copy of software without Harmful Code.
c.	Notwithstanding anything else contained in this Agreement, this warranty shall be deemed to be a warranty for current and future performance and shall apply until for so long as maintenance fees (quoted separately after the first year of acceptance per clause 5) are being paid by GCL. For the purpose of any applicable Statute of Limitation or Statute of Repose, discovery of any breach of this warranty shall be deemed to have been made when the GCL has actually experienced each such breach of this warranty.

10.        CHARGES AND TERMS OF PAYMENT.

a.	The applicable charges shall be specified in Exhibit 2. Unless otherwise agreed upon by the parties, in no event shall any charges exceed the charges as they are set forth in the attached Exhibit 2. In addition, GCL shall remit to Arpa approved out-of-pocket costs. No costs for any out-of-pocket services, (such services to include, but not necessarily be limited to, the creation of advertising copy, photography, layout, design, typesetting, or any other services related to, or necessary to support, Arpa's duties and responsibilities as described hereunder), rendered by Arpa shall be subject to any mark-up or increase.
b.	GCL will pay all taxes levied against or upon the services provided hereunder, or arising out of this Agreement, exclusive, however, of taxes based on Arpa's income, which shall be paid by Arpa. GCL agrees to pay directly any tax for which it is responsible or will reimburse Arpa upon receipt of proof of payment.

11.        WARRANTIES.

a.	Arpa warrants that: (i) it has the authority and the right to enter into this Agreement, to perform services and provide the GCL Application hereunder, and that its obligations hereunder are not in conflict with any other Arpa obligations; (ii) all services will be performed in a competent and professional manner, and will substantially conform, in all material respects, to GCL's requirements expressly set forth in this Agreement; (iii) to its knowledge, neither the GCL Application, nor the performance of any services by Arpa infringe upon or violate the rights of any third party and to its knowledge, GCL shall receive free and clear title to all deliverables assigned to it; and (iv) at the time of acceptance, the GCL Application will substantially conform to the Specifications and as GCL's sole and exclusive remedy for a breach of the foregoing, Arpa shall use all commercially reasonable efforts to correct and repair, at no cost to GCL, any defect, malfunction or non-conformity that prevents the GCL Application from conforming to the Specifications.

b.	Furthermore, Arpa warrants and represents that it shall not use the GCL Materials which it develops for GCL hereunder in the use and development of any software and software code for any other business or operation similar to GCL.
c.	Any warranty in this Agreement shall not apply to: (i) altered or damaged or any portion of the Application incorporated with or into other software; (ii) the Application if it was subjected to negligence, abuse or misapplication by GCL.
d.	EXCEPT AS EXPRESSLY PROVIDED HEREIN, ARPA MAKES NO WARRANTIES TO ANY PERSON OR ENTITY WITH RESPECT TO THE GCL APPLICATION OR ANY DELIVERABLE OR ANY SERVICES OR LICENSES AND DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

12.        TERM AND TERMINATION.

a.	This Agreement shall commence as of the Effective Date and shall continue in full force and effect thereafter unless and until Exhibit 1 has been terminated, has been completed, or as otherwise provided hereunder.
b.	In the event of any material breach of this Agreement by either party, the other party may terminate this Agreement, by giving thirty (30) days written notice to such other party; provided, however, that any such termination shall not be effective if such other party has cured the breach of which it has been notified prior to the expiration of said thirty (30) days.
c.	Subject to Section 12(d), upon any termination of this Agreement (i) all rights and licenses of the parties shall cease, (ii) each party shall turn over to the other all of the other party's Materials and Confidential Information and (iii) Sections 1, 6, 9, 12(d), 13, 14, 15, 16, 17, 19, 20, 21, 22 shall survive any termination of this Agreement, (iv) termination hereunder shall not affect any rights of Arpa to payments already accrued.
d.	Notwithstanding the above, if GCL terminates this Agreement pursuant to Section 12(b) and provided, and for so long as, GCL is and remains in compliance with the terms of this Agreement, the licenses granted in Section 8 shall survive termination.

13.        LIMITATION OF LIABILITY.

NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, AND EXCEPT FOR A BREACH OF SECTION 9, 14 OR 15, NEITHER PARTY SHALL BE LIABLE OR OBLIGATED WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY (I) FOR ANY AMOUNTS IN EXCESS IN THE AGGREGATE OF THE FEES PAID TO IT HEREUNDER (II) FOR ANY COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY, SERVICES OR RIGHTS; (III) FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES; (IV) FOR INTERRUPTION OF USE OR LOSS OR CORRUPTION OF DATA; OR (V) FOR ANY MATTER BEYOND ITS REASONABLE CONTROL.

14.        INDEMNIFICATION.

a.	Arpa, at its own expense, will defend and/or handle any claim or action against any GCL Affiliate for actual or alleged infringement of any U.S. patent, copyright, intellectual or industrial property right or any other similar right (including, but not limited to, misappropriation of trade secrets) based on the GCL Application and/or any deliverables furnished to GCL pursuant to this Agreement. Arpa agrees to give GCL prompt written notice of any such claim or action that could have an adverse impact on GCL's use or possession of same. As a condition to Arpa's obligations in this Section 14, Arpa shall have the right to conduct the defense of any such claim or action and all negotiations for its settlement; provided, however, that GCL may participate, at its expense, in such defense or negotiations to protect its interests. Arpa shall not be liable for any costs, expenses, damages or fees incurred by GCL in defending such action or claim, unless authorized by Arpa in advance and in writing. Arpa further agrees to indemnify and hold each of GCL and GCL Affiliates harmless from and against any and all liabilities, loses, damages, costs and expenses (including reasonable attorneys' fees) associated with any such claim or action. As a condition to the foregoing, GCL must promptly notify Arpa in writing of any claim or action and cooperate with, and provides all available information, assistance and authority to, Arpa to defend or settle the action.
b.	If the Application is, or in the opinion of Arpa is likely to become, the subject of a claim, suit or proceeding of infringement, Arpa may in its sole discretion (a) procure, at no cost to GCL, the right to continue using the Application; (b) replace or modify the Application to render it non-infringing, provided there is no material loss of functionality; or (c) if, in Arpa's reasonable opinion, neither (a) nor (b) above are commercially feasible, terminate the license and refund the amounts paid by GCL for the Application (as depreciated on a straight-line basis over a period of 60 months). The foregoing obligations of Arpa do not apply with respect to software programs or portions or components thereof (i) not supplied by Arpa; (ii) which are modified by GCL other than as authorized by Arpa, if the alleged infringement relates to such modifications; (iii) combined with software or hardware products not conforming to Arpa's published system requirements, processes or materials where the alleged infringement relates to such combination, (iv) where GCL continues the allegedly infringing activity after being notified thereof or after being informed and provided with modifications that would have avoided the alleged infringement; or (v) where GCL's use of the Applications is not strictly in accordance with the purpose for which this license has been granted.
c.	GCL represents that it has obtained the necessary consents, permits and approvals necessary to use the GCL Materials or any photographs, images or artwork which GCL secures and provides to Arpa, and shall assume royalty or other payments necessary to secure right, title and interest, or the necessary licensing rights in such photographs, images or artwork which GCL has obtained independent of Arpa. GCL agrees to indemnify and hold Arpa, its officers, employees and agents, harmless, including reasonable attorneys' fees, from and against any demand, claim, damage, judgment, action, cause of action, royalty payment made or brought against Arpa arising out of the purportedly unauthorized use of, or a claim of infringement related to, the GCL Materials or any photographs, images or artwork described above in this paragraph.

15.        CONFIDENTIAL INFORMATION.

a.	Each party (the "Receiving Party") agrees to regard and preserve as confidential all technical, financial and business information related to the business and activities of the other party (the "Disclosing Party"), that may be obtained by such party from any source or may be developed as a result of this Agreement ("Confidential Information" of the Disclosing Party). The Receiving Party agrees to hold such Confidential Information in trust and confidence for the Disclosing Party and not to disclose such Confidential Information to any person, firm or enterprise, or use (directly or indirectly) any such information for its own benefit or the benefit of any other party, unless authorized by The Disclosing Party in writing, and even then, to limit access to and disclosure of such Confidential Information to The Receiving Party's employees on a "need to know" basis only. Confidential Information shall not be considered confidential to the extent, but only to the extent, that such information is: (i) already known by the Receiving Party free of any restriction at the time it is obtained; (ii) subsequently learned by the Receiving Party from an independent third party, free of any restriction; (iii) available publicly.

b.	Each party acknowledges and agrees that, in the event of a breach or threatened breach of any of the foregoing provisions, the other party will have no adequate remedy in damages and, accordingly, shall be entitled to injunctive relief against such breach or threatened breach; provided, however, that no specification of a particular legal or equitable remedy shall be construed as a waiver, prohibition or limitation of any legal or equitable remedies in the event of a breach hereof.

16.        ADVERTISING.

Neither party will use the other party's name or marks, refer to or identify the other party in any advertising or publicity releases or promotional or marketing correspondence to others without such other party's written approval (such approval shall not be unreasonably withheld).

17.        GOVERNING LAW AND INTERPRETATION.

This Agreement shall be construed and enforced under the substantive laws of the Hong Kong Administrative Region. Headlines are for reference only and shall not affect the meaning of any terms. If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions will continue unimpaired.

18.        ASSIGNMENT.

Except to an entity that succeeds to all or substantially all the business or assets of a Party, neither party may assign, transfer or subcontract the performance of its services, or any of its rights and/or obligations, without the other party's prior written consent, and any attempt to do so shall be void, except GCL may assign this Agreement, and/or any of its rights or obligations to any GCL Affiliate, without Arpa's consent and upon written notice to Arpa.

19.        SUBCONTRACTING.

Arpa shall be solely responsible for all its obligations and responsibilities hereunder notwithstanding any subcontracting.

20.        NOTICES.

All notices shall be in writing and delivered personally or properly mailed, first class mail, to the addresses of the parties set forth at the beginning of this Agreement, to the attention of the undersigned, with a copy to the signatories of this Agreement, at the same address, or to such other address or addressee as either party may designate by written notice. Any such notice shall be deemed given on the date delivered or when placed in the mails as specified.

21.        ENTIRETY.

This Agreement, together with the Exhibits, contains the entire agreement between the parties and supersedes any prior or inconsistent agreements, negotiations, representations and promises, written or oral. No modification to this Agreement nor any failure or delay in enforcing any term, exercising any option or requiring performance shall be binding or construed as a waiver unless agreed to in writing by the parties hereto.

22.        EMPLOYEE NON-COMPETITION.

During the term of this Agreement, Arpa employees that are assigned to develop the GCL Application shall not agree to perform services or provide material or information, directly or indirectly, to for or in support of any Competitor of GCL in connection with a Competitive Project that is substantially similar in form, substance, purpose or intent as performed or provided under this Agreement. For purposes of this Section, "Competitor" is defined as any financial institution, rating agencies, or financial analytical firms and "Competitive Project" is defined as any task or work effort whose intent or result is or will be substantially similar to any contemplated by this Agreement.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

SIGNED by	)
for and on behalf of	)
Greifenberg Capital Limited	) /s/ Cecil Ho
in the presence of:	)

SIGNED by	)
for and on behalf of	)
Arpa Infinity Limited	) /s/ Ting Yam Chan
in the presence of:	)

EXHIBIT 1 - PROJECT DESCRIPTION/SCOPE OF WORK

This Exhibit is issued pursuant to the above-referenced Agreement between GCL and Arpa. Any term not otherwise defined herein shall have the meaning specified in the Agreement.

1.	Analytic Engine
1.1	Matrix Pricing

The first modeling and calculation will be completed within 2 months of the agreement. And the primary analytics results along with their data structure will be stored and set up in the relational database on Azure. Arpa will tune the models to optimize the analytics results.

Compute the yield to call, yield to worst, OAS, after getting the call feature data into the database.

1.2	Default Prediction Based on NPL (Natural Programming Language)

The default prediction is conducted by the difference between public opinion data of the defaulted companies and non-defaulted ones. Data are collected for the period from six months before every bond payment dates to the payment dates.

1.3	Portfolio Analytics Models

The portfolio analytics models include the calculation of Expected Loss, VaR, CVaR of portfolios.

Arap to develop the code to perform the calculations to test the probabilities of default based upon the Meta model results.

1.4	Credit Rating

Credit rating is a rating generated based on GCL credit score. The rating is expected to be based on risk ranking percentile of each issuer.

System needs to test the consistency of the rating across sectors and its compatibility with industry standard in China so that the rating scale can be easily understood by investors in the Market.

1.5	Probability of Default and Distance to Default

Calculate the probabilities of default using Merton Methodology and Machine Learning Models - Adaboost Classifier, SVM and Random Forest. (Use the ensemble learning approach to calculate).

1.6	Fraud Prediction

Set up dataset that contains fraud labels for back testing. Develop and prepare training data to be sourced from East Money, the data vendor.

2.	User Interface and Data Display Engine
2.1	UI/UX design

The design will be based on a blue color theme and a designated designer to fine tune the client panels. A continuous development of the frontend will be based on the beta version comments.

2.2	User customized panel

The system is designed to allow users to highly customize their panel by behavior. Users can set the frontend with their own quick access buttons. After users logged out, the setting will be saved on cloud and the next user login will keep on the same page.

2.3	Responsive Graphs

Graphs can be dragged and dropped, zoomed in and out, responsive based on length of time.

3.	Network and Infrastructure
3.1	Disaster Recovery

Disaster Recovery Server - disaster recovery set-up required as a back-up server in case the Standard Server ceases to function due to unforeseen events, to consider common events, failures, and errors; local emergencies; and regional emergencies. The hardware and software of the disaster recovery set-up shall adapt the same specifications and applications to mirror the Standard Server set-up.

The cloud server will do two snapshots on data every day to make sure any failure can be recovered to the status of 24 hours before.

3.2	Scalability of servers

In CA Client Automation, Scalability Server provides the interface between Agents and their Domain Manager.

Set up scalability server to allow the workload of managing individual agents to be distributed across several hosts. Rather than having all Agents communicating directly with a single Manager, the load can be shared across multiple Scalability Servers.

With virtual applications, the Scalability Server also functions as the streaming server for virtual application packages that are streamed to target computers running Windows operating systems.

3.3	System Availability Check

System availability (also known as equipment availability or asset availability) is a metric that measures the probability that a system is not failed or undergoing a repair action when it needs to be used. Backend set up will have a visualized dashboard to show all the status of engines. The reports of the system are real-time so the admins can check which accounts have the suspected usage and traffic.

3.4	Connection with Data Source

Database connections are finite and expensive and can take a disproportionately long time to create relative to the operations performed on them. It is inefficient for an application to create, use, and close a database connection whenever it needs to update a database.

Connection pooling is a technique designed to alleviate this problem. A pool of database connections can be created and then shared among the applications that need to access the database.

The connection object obtained from the connection pool is often a wrapper around the actual database connection. The wrapper understands its relationship with the pool, and hides the details of the pool from the application. Unlike the method on the database connection, the method on the wrapper may not actually close the database connection, but instead return it to the pool. The application need not be aware of the connection pooling when it calls the methods on the wrapper object.

4.	Backend, Control Panel and Payment Gateway
4.1	User Management

User management to enable administrators to grant access and manage user access and control user accounts. A user management system forms an integral part of identity and access management (IAM) and serves as a basic form of security.

Platform is designed to serve users to utilizes a UM system that establishes authorizations and provides secure access to various resources.

Authorization platforms, in turn, maintain an active directory of users, serving essential functions such as service management, HR, or security.

4.2	System health Dashboard

The system health dashboard lets the DevOps administrator view the overall health of integrations, connectivity status, as well as view trends of inbound event processing data.

With the system health dashboard, user can visually track the health, events status and connectivity status of user's instance running DevOps. Interactive widgets provide information that enables user to view and analyze the system health and inbound event processing details of user's instance.

4.3	Payment Gateway

Set up a payment gateway to accept debit or credit card purchases from customers. System will include the mainstream credit card, which are Mastercard, Visa, UnionPay and JCB and other popular mobile or online payment gateways.

5.	Timeline
5.1	The entire development in this Exhibit 1 shall be completed by 31 December 2021.
5.2	The initial structure shall be submitted to GCL by 15 September 2021 for approval. GCL shall provide such approval by 30 September 2021.
6.	Scope of Work and Project Responsibility
6.1	Arpa shall employ one full time project manager and a team of dedicated full-time personnel for the term of the Agreement. Should the expected staffing profile change during the implementation, Arpa shall inform GCL, justify and seek approval from GCL for additional resources required.
6.2	Arpa's project manager will be responsible for the overall Arpa deliverable management. Additionally, the project manager shall be responsible for project documentation such as (but not limited to) specifications, designs, plans, scope, and schematics. Arpa's project manager shall create and maintain the project plan, and communicate project status and plan variances to affected and interested parties. The project manager shall closely coordinate GCL management and other project team members. The project manager will arrange and seek reviews and approvals as scheduled and defined in the project plan. The project manager will also be responsible for dissemination of all information, status and call reports, change management and conducting quality audits.
6.3	Arpa's other team members will be responsible for design, implementation and testing of the Application requirements and related database and knowledge-base, user interface and site integration and deployment activities.
6.4	The services contained in this agreement is only for the China fixed income market and does not include any development for other emerging markets. Such work shall be agreed separately between the parties.
7.	Training
7.1	Arpa shall, at the request of GCL, train GCL's technician and software engineers on Arpa software components, installation and application.

EXHIBIT 2 -- FEES AND PAYMENT SCHEDULE

The total compensation for the work performed in this Agreement is US$690,000.

The billing schedule for the work is as follows:

Initial billing - commence of work	$[ ]
Interim billing - $[ ] over [ ] months	$[ ]
Final payment at completion of work	$[ ]

TOTAL	$690,000

GCL shall verify and validate the work for each billing before payment. All payments shall be paid 45 after the work has been verified and validated.

Out of pocket costs shall include, but not necessarily be limited to hotel, travel, meals incurred by Arpa in performing the services hereunder or as set forth in Exhibit 1.

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